SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

MEMRY CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 19, 2007

Dear Fellow Stockholder:

We will hold our 2007 annual meeting of stockholders at 10:00 a.m. on Thursday, November 29, 2007 at Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

The notice of annual meeting, proxy statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Marcy F. Macdonald
Secretary

MEMRY CORPORATION
________________

NOTICE OF ANNUAL MEETING
________________

The annual meeting of stockholders of Memry Corporation will be held at 10:00 a.m. on Thursday, November 29, 2007 at Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

The items of business at the annual meeting are:

1.	To elect eight persons to the board of directors, each to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified.

2.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

October 5, 2007 is the record date for the meeting.

This proxy statement and accompanying proxy card are being distributed on or about October 23, 2007.

Marcy F. Macdonald
Secretary

MEMRY CORPORATION
3 Berkshire Boulevard
Bethel, CT 06801

PROXY STATEMENT

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, November 29, 2007, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Memry Corporation common stock at the close of business on October 5, 2007 (the record date) can vote at the meeting. As of the record date, 29,873,314 shares of Memry Corporation common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our office at 3 Berkshire Boulevard, Bethel, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

A form of proxy card and a return envelope for the proxy card are enclosed. Giving your proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the Memry Corporation annual meeting in the manner you direct. You may vote by proxy or in person at the annual meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

  Mail, by completing and returning your proxy card;

  Telephone voting, by calling the toll-free number specified on your proxy card; or

  Via the internet, by accessing the internet website specified on your proxy card.

If any proxy is returned without indication as to how to vote, the Memry Corporation common stock represented by the proxy will be voted by the persons named on the proxy in favor of the election of the directors listed on the proxy and in accordance with their best judgment on any other matters which may come before the meeting.

How do I vote if my shares are held in street name?

If your broker holds your shares of Memry Corporation common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. If your shares are held in street name, you should check the voting form that you receive to determine whether shares may be voted by telephone or the internet.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, the eight director candidates who receive a plurality of the votes cast with respect to the election of directors will be elected.

What is the effect of broker non-votes and abstentions?

Under American Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. Because broker non-votes and abstentions are not considered votes cast on the matters before the meeting, neither will have an effect on the voting.

Information regarding householding

Unless we receive contrary instructions from one or more of the affected stockholders, only one copy of our annual report and this proxy statement is being delivered to multiple stockholders sharing the same address. We hereby undertake to promptly deliver a separate copy of this proxy statement and/or the annual report upon the written or oral request of any stockholder to whom the previous sentence applies. Any written or oral request should be made to our Secretary, c/o Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801 or by telephone (203-739-1144). Stockholders sharing the same address and currently receiving only one copy of the annual report and proxy statement but desiring multiple copies of these materials in the future, or currently receiving multiple copies of the annual report and proxy statement but desiring only one copy of these materials in the future, should contact our Secretary as provided in the previous sentence.

Stockholder proposals for the 2008 annual meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2008 annual meeting pursuant to Securities Exchange Act Rule 14a-8, it must be received by our Secretary by June 20, 2008. Stockholder proposals submitted outside the process provided in Rule 14a-8 shall be considered untimely in accordance with Rule 14a-5(e) if made after September 7, 2008.

Which stockholders own at least 5% of Memry Corporation?

Other than our directors and executive officers, the only persons or groups known to us to be beneficial owners of more than five percent of Memry Corporation’s outstanding common stock are reflected in the chart below. The following information is based upon Schedules 13D and 13G, respectively, and Forms 3, 4 and 5 filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owners	Beneficial Ownership	Class
Signia Capital Management, LLC	3,179,538 (a)	10.6%
108 N. Washington St., Suite 305
Spokane, WA 99201

New England Partners Capital, L.P.	2,361,538 (b)	7.9%
One Boston Plaza, Suite 3630
Boston, MA 02108

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(a)	Based upon information set forth in a Schedule 13G filed with the SEC on June 12, 2007. Signia Capital Management, LLC holds shared voting power over 1,147,157 shares of common stock and shared dispositive power over 2,032,381 shares of common stock.

(b)	Includes 29,740 shares issuable upon exercise of stock options which are vested or will vest within 60 days of the record date. Dr. Edwin Snape, a director of Memry Corporation, is a managing member of NEP Capital, LLC, the general partner of New England Partners Capital, L.P. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Memry Corporation common stock by directors and executive officers as of October 5, 2007. The five named executive officers are the chief executive officer, chief financial officer and the three other officers who were the highest paid in fiscal 2007.

	Shares Deemed to		Options
	be Beneficially		Exercisable Within	Percent
Name of Beneficial Owner	Owned		60 Days (a)	of Class
Dr. Edwin Snape	2,366,536	(b)	36,397 (g)	8.0%
W. Andrew Krusen, Jr.	740,962	(c)	40,832	2.6%
Kempton J. Coady, III	141,728	(d)	40,832	*
Francois Marchal	386,823	(e)	17,027	1.4%
Michel de Beaumont	199,667	(f)	14,993	*
Carmen L. Diersen	16,778		7,744	*
Robert P. Belcher	74,000		541,750	2.0%
James V. Dandeneau	2,482,855		40,000	9.6%
Dean J. Tulumaris	2,700		227,500	*
Richard F. Sowerby	30,000		25,000	*
Marcy F. Macdonald	28,500		133,800	*
All executive officers and
directors as a group (11)	6,470,549		1,125,875	24.5%

*	Less than one percent of the class
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(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (October 5, 2007) by exercising outstanding stock options.

(b)	Includes 2,331,798 shares held by New England Partners Capital, L.P. (“NEP”). Dr. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(c)	Includes 300,000 shares of common stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of common stock owned by Krusen-Vogt & Co. (“KVC”), 269,000 shares of common stock owned by Dominion Financial Group International LDC (“DFGI”), and 25,000 shares owned by Dominion Capital Management. Mr. Krusen is the President and a principal stockholder of Dominion Financial Group, Inc., which is the managing General Partner of WIT, a General Partner of KVC and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(d)	Includes 50,000 shares of common stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.

(e)	Includes 385,089 shares of common stock directly owned by Compagnie Financiere Aval S.A. Mr. Marchal is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).

(f)	Includes 40,000 shares of common stock directly owned by Emerge Capital and 137,700 shares of common stock directly owned by Samisa Investment Corp. (“Samisa”). Mr. de Beaumont is a stockholder and beneficial owner of Emerge Capital and Samisa. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(g)	Includes 29,740 vested stock options held by NEP. Dr. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in Memry Corporation securities. It is generally our practice to file the forms on behalf of our reporting persons who are directors or officers. We believe that all such forms have been timely filed for fiscal year 2007, except that Messrs. Belcher and Tulumaris each failed to file one Form 4 on a timely basis with respect to an option grant, and Messrs. Krusen, Coady, Snape, Marchal, de Beaumont and Ms. Diersen each failed to file one Form 4 on a timely basis with respect to a compensatory grant of common stock and stock options.

Proposal 1:
Election of Directors

Our board of directors currently consists of eight members: W. Andrew Krusen, Jr., Kempton J. Coady, III, Dr. Edwin Snape, Francois Marchal, Michel de Beaumont, Robert P. Belcher, Carmen L. Diersen and James V. Dandeneau. All of the directors are elected annually and hold office until the next succeeding annual meeting of stockholders or until their respective successors are duly elected and qualified.

The board of directors recommends the re-election of each of the following eight individuals: W. Andrew Krusen, Jr., Kempton J. Coady, III, Dr. Edwin Snape, Francois Marchal, Michel de Beaumont, Robert P. Belcher, Carmen L. Diersen and James V. Dandeneau.

Information about each nominee for director, including the nominee’s age, is set forth below. Unless otherwise indicated, each nominee has held his or her present position for at least five years. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT
THE 2008 ANNUAL MEETING

Name, Age, Positions, Principal Occupation,	Director
Directorships and Business Experience	Since
W. Andrew Krusen, Jr., 59, is a graduate of Princeton University with a Bachelor’s Degree in Geology. Since 1989, he has been Chairman and President of Dominion Financial Group, Inc. (“DFG”), a family controlled corporation involved in real estate development and financial services. DFG serves as the managing General Partner of WIT Ventures, LTD., a family limited partnership where Mr. Krusen and his immediate family members are limited partners. Mr. Krusen is also the Managing Member of Gulf Standard Energy Company, LLC, an oil and gas concern; Chairman of the Executive Committee of Dominion Financial Group International, LDC; and Chairman of Florida Capital Group, Inc., a bank holding company. He is a director of Raymond James Trust Company, Highpine Oil & Gas Ltd., and Beall’s, Inc.	1994

Kempton J. Coady, III, 59, is President of Kempton & Associates, Inc. d/b/a ViVA Skin Care Centers. From October 2004 until February 2006, Mr. Coady was President of Sona MedSpa Massachusetts. From 2002 to 2003, Mr. Coady was Principal and owner of Medical Device Kempton & Associates, Inc., a provider of consulting services to corporate and private equity groups. From 2000 to 2002 Mr. Coady served as the Chief Executive Officer and Executive Director of Deltex Medical Group plc. Deltex Medical Group plc was privately held from 1998 to April 2000 and was known as Deltex Medical Holdings Limited where Mr. Coady also served as the Group Chief Executive Officer and as Executive Director. Prior to that, from 1997 to 1998, Mr. Coady was Senior Managing Director at Quintiles MTC/BRI Corporation, a medical device contract research company. Mr. Coady was the Vice President of Business Development from 1996 to 1997 and Vice President - Worldwide Marketing from 1995 to 1996 for the Patient Monitoring Division of Datascope Corporation, a medical device company. From 1992 to 1994, Mr. Coady was the President and Chief Executive Officer of MCG International, a medical device company. Mr. Coady holds a B.S. degree in Chemistry/Biology from Bates College, and an M.P.S. degree in Health Care Administration and an M.B.A. degree, both from Cornell University.	1999

Name, Age, Positions, Principal Occupation,	Director
Directorships and Business Experience	Since
Dr. Edwin Snape, 67, has been a principal of New England Partners, a private equity investment firm, since 1994. Previously, Dr. Snape was a Managing General Partner of the Vista Group, a private equity investment firm. Dr. Snape is a Director of Diomed Holdings, Inc. and Deltex Medical Holdings Ltd. He has pioneered a number of technological innovations and authored numerous technical papers on advanced materials. He also holds several patents in his field. Dr. Snape holds B.S. and Ph.D. degrees from the University of Leeds, England.	2002

Francois Marchal, 63, has been a Director and Investor of Aval Fund Management, Guernsey, since 1998. From September 1988 to June 1998, Mr. Marchal was employed by Societe Generale de Banque in Paris where he headed sales of French equities in Paris, London, New York and Tokyo. As a registered French broker, he was a Director Participant and Manager of the brokerage firm Nouailhetas. He also worked as a Portfolio Manager for family owned private companies and worked for a period as a Financial Analyst and Portfolio Manager for Banque De L’Union Europeene. Mr. Marchal is also a Director of Laboratoires Boiron, a listed French company, of Didot-Bottin, a French listed industrial holding company and Pastel & Associates, a private fund management company. Mr. Marchal holds a doctoral degree in law (Diplôme d’études supérieures) from Paris “Faculte de Droit” and a degree in business administration (Diplôme d’études supérieures spécialisé) from the University of Paris Dauphine.

2003

Michel de Beaumont, 65, has been a Director of American Equities Overseas (UK) Ltd., a private securities brokerage and corporate finance firm, since he co-founded the firm in 1981. Previously, he was Vice President of American Securities Corporation, responsible for continental European clients, developing fund management, brokerage and corporate finance. He served as Vice President of Institutional Sales for Smith Barney Harris Upham as the European coordinator responsible for marketing new research ideas to European clients. Earlier positions included Vice President of Marketing and Corporate Finance in the Institutional Sales department for Oppenheimer & Co., and Financial Analyst responsible for France and French-speaking Switzerland dealing with institutional clients for investment banker Dominick & Dominick. He is also a director of Beijing Med-Pharm Corporation, located in Springfield, New Jersey. Mr. de Beaumont holds a degree in Business Administration from the University of Paris and a degree in Advanced Mathematics, Physics and Chemistry from the Universities of Poiters and Paris.

2004

Name, Age, Positions, Principal Occupation,	Director
Directorships and Business Experience	Since

Robert P. Belcher, 59, has been employed by Memry Corporation since July 1999 and was elected by the Board of Directors to serve as Chief Executive Officer, on a permanent basis, in April 2006. Mr. Belcher has also held the position of Vice Chairman since 2004. Mr. Belcher was elected by the Board to serve as Senior Vice President - Finance and Administration in July 2001 and as Chief Financial Officer, Secretary and Treasurer in September 1999. In December 2005, Mr. Belcher was elected by the Board to serve as the company’s President and Chief Executive Officer on an interim basis. From September 1999 until July 2001, he served as Vice President. Prior to joining Memry, Mr. Belcher served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director of Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Andersen Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including Corporate Vice President - Operations Consulting and Corporate Vice President - Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company’s Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. degree and M.A. degree in Economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

2004

Carmen L. Diersen, 47, has been Chief Financial Officer of Spine Wave, Inc. since September 2006. Ms. Diersen was Executive Vice President and Chief Financial Officer of American Medical Systems, Inc. from March 2004 until 2006. From 1992 to 2004, she held positions in which she was responsible for finance, business development, and general management at Medtronic, Inc. From March 2002 through 2003, she was Vice President, General Manager, Musculoskeletal Tissue Services; from February 1999 through March 2002, she was Vice President of Finance and Administration and Vice President of Business Development, Americas and Asia Pacific. Between 1992 and 1999, Ms. Diersen held financial positions in Medtronic, Inc.’s Heart Valve Division, its Tachyarrhythmia Management Division and its Bradycardia Pacing Division. From 1982 to 1992, she held various financial positions at Honeywell Inc. She is also a director of SonoSite, Inc. Ms. Diersen received a B.S. in Accounting from the University of North Dakota and an M.B.A. degree from the University of Minnesota, Carlson School of Management, and is a Certified Public Accountant.

2004

James V. Dandeneau, 49, has been President of Memry Corporation’s subsidiary, Putnam Plastics Company, LLC, since November 2004. Mr. Dandeneau was nominated and elected as a director of Memry Corporation on December 8, 2004 in accordance with the agreement by which Memry Corporation acquired Putnam Plastics. Prior to that time, Mr. Dandeneau was the President of Putnam Plastics Corporation, a company that Mr. Dandeneau founded in 1984. Under his direction, Putnam Plastics has become one of the nation’s leading specialty polymer-extrusion companies serving the medical device industry. Mr. Dandeneau graduated from the University of Massachusetts Lowell with a B.S. degree in plastic engineering. He worked with Sabin Corporation, a division of Cook, Inc., from the time he graduated until he founded Putnam Plastics.

2004

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Board Information and Committees

The board met six times in fiscal 2007. Each incumbent director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during fiscal 2007. The board has determined that each of our non-employee directors currently serving on the board or who served on the board during fiscal 2007 is independent based upon the criteria provided by AMEX rules.

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The Audit Committee, which met seven times in fiscal 2007, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains an independent registered public accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. Members of the audit committee are Carmen L. Diersen (Chairman), W. Andrew Krusen, Jr. and Francois Marchal. Each member of the committee is independent under Rule 10A-3 of the Securities and Exchange Commission and AMEX listing standards. The board of directors has determined that Ms. Diersen, Chairman of the committee, qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities and Exchange Commission.

The Compensation Committee, which met three times in fiscal 2007, oversees our executive and director compensation programs, including establishing our executive and director compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. These functions are not delegated to our officers or to third-party professionals, although the committee does from time to time retain third-party consultants to provide advice regarding compensation issues. The committee also considers input from our executive officers although final decisions regarding executive compensation are made by the committee. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are Michel de Beaumont (Chairman), Kempton J. Coady, III and Dr. Edwin Snape.

The Corporate Governance and Nominating Committee, which met once in fiscal 2007, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors. Members are Kempton J. Coady, III (Chairman), W. Andrew Krusen, Jr. and Francois Marchal.

The Audit Committee and Corporate Governance and Nominating Committee are each governed by a written charter. Copies of these charters are available on our website at www.memry.com. The Compensation Committee is not governed by a written charter.

Directors’ Compensation

Cash Fees. Directors who were not Memry Corporation employees during fiscal 2007 were entitled to cash compensation as follows: (1) a per board meeting fee of $1,000, (2) a per committee meeting fee of $600 and (3) annual retainers of $8,000 for the Chairman of the Board, $4,000 for the Chairman of the Corporate Governance and Nominating Committee, $6,000 for the Chairman of the Compensation Committee and $12,000 for the Chairman of the Audit Committee.

Equity Compensation. Non-employee directors also receive grants of stock options and stock awards pursuant to the 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan provides that all non-employee directors who are serving as such on the last day of any fiscal quarter will be issued quarterly, in arrears, shares of common stock with a fair market value equal to $3,000 (subject to a maximum number of shares granted to any non-employee director with respect to any fiscal quarter of 4,000), with this amount being pro rated for any director who serves for less than a full fiscal quarter. Shares granted to non-employee directors are fully vested at the time of grant.

In addition, each non-employee director who serves as such on the last day of any fiscal quarter shall be issued quarterly, in arrears, effective as of the last day of the fiscal quarter, a non-qualified stock option to acquire shares with a fair market value equal to $4,500, at a per share exercise price equal to the fair market value on the date of grant, with the number of shares subject to the option being pro-rated for any non-employee director who serves for less than the full fiscal quarter. All such options granted to non-employee directors will become vested and exercisable in equal thirds on each of the first, second and third anniversaries of the date of grant; provided, that a non-employee director’s unvested options shall be forfeited in the event of a voluntary resignation of such non-employee director, but excluding a voluntary resignation within one year of a change of control.

Other Director Compensation. Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings.

Director Compensation Table. The following table shows all compensation paid or granted, during or with respect to the 2007 fiscal year to each of the non-employee directors for services rendered to Memry Corporation and its subsidiaries during 2007.

FISCAL 2007 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards
Name (a)	($)	($)(b)	($)(b)	Total ($)
Dr. Edwin Snape	$15,200	$12,000	$10,275	$37,475
W. Andrew Krusen, Jr.	9,200	12,000	10,275	31,475
Kempton J. Coady, III	11,200	12,000	10,275	33,475
Francois Marchal	9,600	12,000	9,702	31,302
Michel de Beaumont	13,200	12,000	9,293	34,493
Carmen L. Diersen	21,200	12,000	6,923	40,123
____________________

(a)	As of June 30, 2007: Dr. Snape and his affiliates held options to purchase 48,998 shares of Memry common stock, Mr. Krusen held options to purchase 53,433 shares of Memry common stock, Mr. Coady held options to purchase 53,433 shares of Memry common stock, Mr. Marchal held options to purchase 29,628 shares of Memry common stock, Mr. de Beaumont held options to purchase 27,594 shares of Memry common stock and Ms. Diersen held options to purchase 19,809 shares of Memry common stock.

(b)	Dollar amounts with regard to stock grants and option awards for each individual are those recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R) disregarding the estimate of forfeitures related to service-based vesting conditions. During fiscal 2007, each listed director received a stock grant on July 3, 2006, October 1, 2006, January 1, 2007 and April 1, 2007. Each such grant had a grant date fair value of $3,000. During fiscal 2007, each listed director received stock option grants on July 3, 2006, October 1, 2006, January 1, 2007 and April 1, 2007, in the amounts of 1,480, 2,343, 1,821 and 2,195 shares, respectively, with a grant date fair value of $2,607, $2,430, $2,387 and $2,355, respectively.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors provides a process for stockholders to send communications to the Board, committees of the Board and individual directors. The manner in which stockholders can send such communications, and our process for determining which communications will be relayed to board members is included on our website, www.memry.com.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The chairman of the board presides at the annual meeting of stockholders, and the board of directors generally holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. Each of the eight members of the board at the time of our 2006 annual meeting of stockholders attended that meeting.

Nomination of Directors

Our board of directors is of the view that the continuing service of qualified incumbents on the board of directors promotes stability and continuity in the board room, contributing to the board’s ability to work as a collective body, while giving the company the benefit of the familiarity and insight into its affairs that its directors have accumulated during their tenure. Accordingly, the process of the Corporate Governance and Nominating Committee for identifying nominees reflects our practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the board, whom the committee believes continue to make important contributions to the board and who consent to continue their service on the board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the board. The committee will evaluate the qualifications and performance of each incumbent director and, in particular, will:

  consider if the director continues to satisfy the minimum qualifications (as described below) for director candidates adopted by the committee;

  review the assessments of the performance of the director during the preceding term made by the committee; and

  determine whether there exist any special, countervailing considerations against re-nomination of the director.

If the committee determines that:

  an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term; and

  there exist no reasons, including considerations relating to the composition and functional needs of the board as a whole, why in the committee’s view the incumbent should not be re-nominated,

  the committee will, absent special circumstances, propose the incumbent director for re-election.

The committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the board.

The committee will solicit recommendations for nominees from persons that the committee believes are likely to be familiar with qualified candidates. These persons may include members of the board, including members of the committee, and our management. The committee may also determine to engage a professional search firm to assist in identifying qualified candidates, and where such a search firm is engaged, the committee shall set its fees and scope of engagement.

As to each recommended candidate that the committee believes merits consideration, the committee will:

  cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the Securities and Exchange Commission and any relationship between the candidate and the person or persons recommending the candidate;

  determine if the candidate satisfies the minimum qualifications required by the committee of candidates for election as director;

  determine if the candidate possesses any of the specific qualities or skills that under the committee’s policies must be possessed by one or more members of the board;

  consider the contribution that the candidate can be expected to make to the overall functioning of the board; and

  consider the extent to which the membership of the candidate on the board will promote diversity among the directors.

In its discretion, the committee may solicit the views of the Chief Executive Officer, other members of our senior management and other members of the board regarding the qualifications and suitability of candidates to be nominated as directors. In addition, at its discretion, the committee may designate one or more of its members (or the entire committee) to interview any proposed candidate.

Based on all available information and relevant considerations, the committee will select, a candidate who, in the view of the committee, is most suited for membership on the board. In making its selection, the committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates. Specifically, it is our policy that the Corporate Governance and Nominating Committee consider recommendations for the nomination of directors submitted by our stockholders. The committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the committee where it has not determined to re-nominate a qualified incumbent director. All stockholder nominating recommendations must be in writing, addressed to the Corporate Governance and Nominating Committee, care of the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Corporate Governance and Nominating Committee to consider, no later than 120 days prior to the annual meeting of stockholders.

The committee has not received any nominees for election to the board at the 2007 annual meeting from any stockholder or group that has held more than 5% of our common stock for a period of one year.

Director Qualifications

The Corporate Governance and Nominating Committee believes that members of our board of directors must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of management and monitor our adherence to principles of sound corporate governance. It is therefore the policy of the committee that all persons nominated to serve as a director should meet the following minimum qualifications:

Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to Memry and its stockholders.

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency.

Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant) that demonstrates an ability to function effectively in an oversight role.

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Memry. These include:

  contemporary governance concerns;

  regulatory obligations of a public issuer;

  strategic business planning;

  competition in a global economy; and

  basic concepts of corporate finance.

Available Time. Candidates must have, and be prepared to devote, adequate time to the board and its committees. It is expected that each candidate will be available to attend substantially all meetings of the board and any committees on which the candidate will serve, as well as our annual meeting of stockholders, after taking into consideration their other business and professional commitments, including service on the boards of other companies.

Limited Exceptions. Under exceptional and limited circumstances, the committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of Memry and our stockholders.

In addition to the satisfaction of threshold criteria, the committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the board at the time, and other relevant circumstances. In particular, the committee will also consider whether:

  at least a majority of the directors serving at any time on the board are independent, as defined under the rules of the principal stock market on which our common stock is listed for trading;

  at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the principal stock market on which our common stock is listed for trading;

  at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission;

  at least some of the independent directors have experience as senior executives of a public or substantial private company; and

  at least some of the independent directors have general familiarity with an industry or industries in which we conduct a substantial portion of our business or in related industries.

The committee will also seek to promote through the nominations process an appropriate diversity on the board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

Code of Ethics

Our board of directors has approved a Code of Conduct and Ethics in accordance with the rules of the Securities and Exchange Commission and the American Stock Exchange that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Conduct and Ethics is maintained on our website at www.memry.com. Any amendments to or waivers of the Code of Conduct and Ethics that apply to our principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as the term is defined by the Securities and Exchange Commission, will be posted on our website at www.memry.com.

Executive Officers

The following table lists our executive officers:

Name	Position	Age
Robert P. Belcher	Chief Executive Officer	59
Dean J. Tulumaris	President, Chief Operating Officer	51
Richard F. Sowerby	Chief Financial Officer and Treasurer	53
James V. Dandeneau	President, Putnam Plastics Division	49
Marcy F. Macdonald	Vice President Human Resources and Secretary	47

Executive officers are elected until the next annual meeting of the board of directors and until their respective successors are elected and qualified. Information with respect to Messrs. Belcher and Dandeneau is set forth above under the heading “Proposal 1: Election of Directors.”

Dean J. Tulumaris has been employed by Memry Corporation since August 2002. In April 2006, Mr. Tulumaris was elected President and Chief Operating Officer of the company. From May 2004 until April 2006, Mr. Tulumaris was Chief Operating Officer. Prior to that time he served as Vice President – Operations and General Manager. From 2000 to 2002, Mr. Tulumaris was the Vice President and General Manager of Medsource Corporation’s Plastics Division. From 1999 to 2000, he served as Vice President of Eastern Operations for Reynolds & Reynolds, a manufacturer and distributor of printed-paper labels in Dayton, Ohio. From 1996 to 1999, Mr. Tulumaris was the Director of Ohio Operations for Rubbermaid, Inc. Mr. Tulumaris holds a B.A. degree in Business Economics and an M.B.A. degree in Operations from Lewis University.

Richard F. Sowerby joined Memry as Chief Financial Officer and Treasurer in August 2006. He has responsibility for Finance, Risk Management, Information Technology and Investor Relations. Prior to joining Memry, Mr. Sowerby served as Chief Financial Officer of Latex International, a position held since 2002. His duties included Finance, Information Technology and Supply Chain Management. In addition, he was Interim President during 2004 and served on the Board of Directors of Shanghai Delviel, a Chinese Joint Venture. He was previously Chief Financial Officer of Interstate Resources and Corporate Vice President of Finance for Sealy Incorporated from 1995-2001. He served five years as Corporate Controller for Elliott Company. He also served nine years in increasingly responsible financial positions with Sunbeam Corporation culminating in the promotion to Vice President and Controller of the Sunbeam-Oster Housewares Division. Mr. Sowerby earned his B.S. in Accounting from Pennsylvania State University and his M.B.A. in Finance from Duquesne University.

Marcy F. Macdonald, joined Memry in 2000 as the Director of Human Resources and was promoted to Vice President in 2002. Ms. Macdonald was previously employed for over 11 years with Pitney

Bowes Inc. as a member of the corporate legal staff. While at Pitney Bowes, Ms. Macdonald was promoted to director of benefits and compensation and director of new product development and strategic planning for the financial services division. Ms. Macdonald earned her B.A. from the State University of New York at Albany and holds a J.D. from Quinnipiac School of Law.

Executive Officer Compensation

Executive Contracts and
Severance and Change of Control
Arrangements

Robert P. Belcher. On July 21, 2004, we entered into an Amended and Restated Employment Agreement (the “2004 Amended Agreement”) with Robert P. Belcher replacing the employment agreement which had been in place since September 2001. Effective September 10, 2007, we entered into a further Amended and Restated Employment Agreement (the “2007 Amended Agreement”) with Mr. Belcher replacing the 2004 Amended Agreement. Pursuant to the 2004 Amended Agreement, Mr. Belcher served in the capacities of Vice Chairman, Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary. The initial term of the 2004 Amended Agreement ended on August 31, 2005, and it was later amended to automatically renew for successive one-year periods unless or until Mr. Belcher or the company gave notice of his or its intention not to renew.

On December 9, 2005, our board of directors elected Mr. Belcher to serve as President and Chief Executive Officer on an interim basis. On January 19, 2006, Mr. Belcher and the company entered into Amendment No. 1 to the 2004 Amended Agreement (“Amendment No. 1”). Amendment No. 1 was entered into to reflect Mr. Belcher’s increased responsibilities as interim President and Chief Executive Officer. This amendment provided (i) Mr. Belcher’s annual base salary would be increased to $278,299 and in the event Mr. Belcher was not appointed by the board to the position of Chief Executive Officer it would be reduced by $55,640 from the annual base salary in effect prior to such reduction, (ii) that in the event we elected not to renew the agreement at the end of any term, then we would pay (a) Mr. Belcher’s base salary for a period of eighteen (18) months following termination of the agreement, and (b) an amount equal to 150% of his target bonus then in effect in one lump-sum, (iii) Mr. Belcher’s annual target bonus would be increased to 60% of the annual base salary, (iv) that as soon as practicable after January 19, 2006 Mr. Belcher would be awarded 50,000 shares of common stock pursuant to our Amended and Restated 1997 Long Term Incentive Plan to vest in four equal installments beginning on the first anniversary of the date of grant, and (v) in the event of a voluntary resignation by Mr. Belcher for “Good Reason,” (as defined in the agreement) or involuntary termination by the company without cause (as defined in the agreement), Mr. Belcher would be entitled to a lump sum payment equal to the sum of (a) 150% of Mr. Belcher’s annual base salary, at the rate then in effect and (b) 150% of his target bonus for the fiscal year during which termination occurs, together with continued participation in the company’s health plans for 18 months. Assuming Mr. Belcher was terminated by the company without cause on June 30, 2007, he would have been entitled to aggregate benefits under his employment agreement valued at $727,487.

On April 13, 2006, we entered into Amendment No. 2 to 2004 Amended Agreement (“Amendment No. 2”). This amendment provided that in the event the board appointed Mr. Belcher the Chief Executive Officer on a non-interim basis (i) Mr. Belcher’s compensation would remain at the current level, until such time as the board should determine it should change and (ii) that Mr. Belcher’s annual target cash bonus would remain at 60% of his annual base salary. In addition, the Board agreed that Mr. Belcher would be eligible to receive, on an annual basis, 175,000 options pursuant to any bonus and/or incentive compensation programs established by the company. On April 28, 2006, our board of directors appointed Mr. Belcher to the position of Chief Executive Officer on a non-interim basis.

The 2004 Amended Agreement, as amended, also provided for additional compensation in the form of an automobile allowance of $500 per month, up to $15,000 per year towards retirement and certain other fringe benefits and perquisites as set forth in the agreement.

The 2007 Amended Agreement, replaces in its entirety the 2004 Amended Agreement, as amended by Amendment No. 1 and Amendment No. 2. Pursuant to the 2007 Amended Agreement, the terms of the 2004 Amended Agreement, Amendment

No. 1 and Amendment No. 2 were incorporated into a single document and certain changes were made for the purpose of compliance with Section 409A of the Internal Revenue Code. Specifically, the changes eliminate the one year term of employment and annual renewal feature together with the related severance payments upon failure to renew. The 2007 Amended Agreement may be terminated at any time subject to the severance provisions provided therein. In addition, the six months of salary payments due upon termination of Mr. Belcher due to disability is now payable in a lump sum, rather than over a six month period, if such termination takes place on or after January 1, 2008. The amendments effected by the 2007 Amended Agreement also make certain technical changes to comply with Code Section 409A that do not alter the scope of payments under the prior agreement. Except for the foregoing changes, the material terms of the 2007 Amended Agreement are the same as those of the 2004 Amended Agreement as amended pursuant to Amendment No. 1 and Amendment No. 2.

Dean J. Tulumaris. On April 28, 2006, our board of directors appointed Dean J. Tulumaris as President of the company. Effective April 28, 2006 we entered into an Amended and Restated Employment Agreement (the “2006 Tulumaris Agreement”) in substitution for the Amended and Restated Agreement dated May 26, 2005, which superseded and replaced the Offer Letter between the company and Mr. Tulumaris, dated July 31, 2002. Effective September 10, 2007, we entered into another Amended and Restated Employment Agreement (the “2007 Tulumaris Agreement”) with Mr. Tulumaris replacing the 2006 Tulumaris Agreement. Pursuant to the 2006 Tulumaris Agreement we employed Mr. Tulumaris as the President and Chief Operating Officer of the Company.

The 2006 Tulumaris Agreement provided for Mr. Tulumaris to receive (i) an annual base salary of $220,350; (ii) an annual target bonus equal to 50% of the annual base salary, (iii) an annual award of 100,000 options pursuant to any bonus and/or incentive compensation programs that may be established by the company, including without limitation our current incentive plans, (iv) use of a company owned vehicle and (v) certain other fringe benefits and perquisites as set forth in the amended agreement.

The initial term of the 2006 Tulumaris Agreement ended on May 19, 2007, and then automatically renewed for successive one-year periods unless or until Mr. Tulumaris or the company gave notice of intention not to renew. The 2006 Tulumaris Agreement provided that, if we elected not to renew the amended agreement at the end of any one-year term, then we would be required to pay to Mr. Tulumaris his base salary for a period of 12 months following the termination of the amended agreement, as and when the same would otherwise be due including continuation of employee health insurance as provided to active employees, and an amount equal to 100% of his target bonus as then in effect, in one lump sum, unless such non-renewal by the company was for cause.

The 2006 Tulumaris Agreement further provided that if Mr. Tulumaris’ employment was terminated (a) by the company without cause (other than at the end of any term), or (b) by Mr. Tulumaris for “Good Reason,” (as defined in the agreement) in addition to the other rights to which Mr. Tulumaris was entitled upon a termination as provided in the 2006 Tulumaris Agreement, Mr. Tulumaris would become entitled to a lump-sum payment equal to the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 100% of the bonus otherwise payable for the fiscal year during which termination occurred, together with continued participation in the company’s health plans for 12 months. Assuming Mr. Tulumaris was terminated by the company without cause on June 30, 2007, he would have been entitled to aggregate benefits under his employment agreement valued at $355,410.

The 2007 Tulumaris Agreement, replaces in its entirety the 2006 Tulumaris Agreement. Pursuant to the 2007 Tulumaris Agreement, (i) Mr. Tulumaris’ annual base salary was increased to $229,164 and (ii) certain changes were made for the purpose of compliance with Section 409A of the Internal Revenue Code. Specifically, the changes eliminate the one year term of employment and annual renewal feature together with the related severance payments upon failure to renew. The 2007 Tulumaris Agreement may be terminated at any time subject to the severance provisions provided therein. In addition, the six months of salary payments due upon termination of Mr. Tulumaris due to disability is now payable in a lump sum, rather than over a six month period, if such termination takes place on or after January 1, 2008 and the cure period provided in the definition of “Good Reason” has been extended to 30 days. The amendments effected by the 2007 Tulumaris Agreement also make certain technical changes to comply with Code Section 409A that do not alter the scope of payments under the 2006 Tulumaris Agreement. Except for the foregoing changes, the material terms of the 2007 Tulumaris Agreement are substantially the same as those of the 2006 Tulumaris Agreement.

Richard F. Sowerby. On August 14, 2006, we entered into an Employment Agreement (the “2006 Sowerby Agreement”) with Richard F. Sowerby. The 2006 Sowerby Agreement provided for Mr. Sowerby’s role as our Chief Financial Officer and Treasurer. Effective September 10, 2007, we entered into an Amended and Restated Employment Agreement (the “2007 Sowerby Agreement”) with Mr. Sowerby replacing the 2006 Sowerby Agreement.

The 2006 Sowerby Agreement provided for Mr. Sowerby to (i) receive a base salary of $195,000; (ii) receive a one time grant of options to acquire 60,000 shares of our common stock pursuant to the terms of our Amended and Restated 1997 Long Term Incentive Plan; (iii) receive an annual target bonus of 45% of his annual base salary (provided, that, for fiscal year 2007, he would be paid the greater of $50,000 or the bonus otherwise payable); (iv) be eligible to receive, on an annual basis, 40,000 performance-based stock options pursuant to any bonus and/or incentive compensation programs that may be established by the company; (v) receive an automobile allowance of $350 per month; and (vi) receive certain other fringe benefits and perquisites as set forth in the 2006 Sowerby Agreement. The 2006 Sowerby Agreement provided for an initial term that ended on August 13, 2007, and then automatically renewed for successive one-year periods unless or until Mr. Sowerby or the company gave notice of his or its intention not to renew. The 2006 Sowerby Agreement provided that if we elected not to renew the Employment Agreement at the end of any one-year term, then we would pay to Mr. Sowerby his base salary for a period of 6 months following the termination of the Employment Agreement, as and when the same would otherwise be due, including continuation of employee health insurance as provided to active employees, and an amount equal to 50% of his target bonus as then in effect, in one lump sum, unless such non-renewal by the company was for cause.

The 2006 Sowerby Agreement further provided that, in the event Mr. Sowerby’s employment were terminated (a) by us without cause (other than at the end of any term), or (b) by Mr. Sowerby for “Good Reason,” (as defined in the agreement) Mr. Sowerby would become entitled to a lump-sum payment equal to the sum of (i) 50% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs, together with continued participation in the company’s health plans for 6 months. Assuming Mr. Sowerby was terminated by the company without cause on June 30, 2007, he would have been entitled to aggregate benefits under his employment agreement valued at $154,010.

The 2007 Sowerby Agreement, replaces in its entirety the 2006 Sowerby Agreement. Pursuant to the 2007 Sowerby Agreement, (i) Mr. Sowerby’s annual base salary was increased to $204,384, (ii) his automobile allowance was increased to $500 per month, (iii) the payment due to Mr. Sowerby upon termination for “Good Reason” or without cause following a change in control was increased to (A) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (B) 75% of the bonus otherwise payable for the fiscal year during which termination occurs and (iv) certain changes were made for the purpose of compliance with Section 409A of the Internal Revenue Code. Specifically, the changes eliminate the one year term of employment and annual renewal feature together with the related severance payments upon failure to renew. The 2007 Sowerby Agreement may be terminated at any time subject to the severance provisions provided therein. In addition, the six months of salary payments due upon termination of Mr. Sowerby due to disability is now payable in a lump sum, rather than over a six month period, if such termination takes place on or after January 1, 2008. The amendments effected by the 2007 Sowerby Agreement also make certain technical changes to comply with Code Section 409A that do not alter the scope of payments under the 2006 Sowerby Agreement. Except for the foregoing changes, the material terms of the 2007 Sowerby Agreement are the substantially the same as those of the 2006 Sowerby Agreement. Assuming Mr. Sowerby was terminated by the company without cause following a change of control on June 30,

2007, he would have been entitled to aggregate benefits under his employment agreement (including the 2007 Sowerby Amendment) valued at $285,028.

James V. Dandeneau. In connection with our acquisition of substantially all of the assets and assumption of selected liabilities of Putnam Plastics Corporation in November 2004, our subsidiary, Putnam Plastics Company LLC, entered into an Employment Agreement with Mr. Dandeneau, effective November 10, 2004. Pursuant to the agreement, Mr. Dandeneau serves as President of Putnam Plastics Company LLC. The initial term of the agreement ends on November 9, 2007. The agreement entitles Mr. Dandeneau to receive (i) an annual base salary of $200,000; (ii) the option to acquire 40,000 shares of our common stock, vesting in four equal annual installments, at an exercise price equal to $2.40 per share; (iii) additional compensation in the form of an annual target bonus equal to 45% of the annual base salary and/or stock option grants determined by and in the sole discretion of our board of directors; (iv) an automobile allowance of $500 per month; and (v) certain other fringe benefits and perquisites as set forth in the agreement.

The agreement provides that if Mr. Dandeneau’s employment is terminated (a) by us without cause (other than at the end of any term), or (b) by Mr. Dandeneau for “Good Reason” (as defined in the agreement), Mr. Dandeneau would become entitled to (i) continued payments equal to his then current periodic base salary for a length of time equal to the remainder of the term, plus (ii) continued payments of the annual bonuses that he would have earned through the remainder of the term if his employment had continued through the end of the applicable bonus period, such bonus to be determined based on the actual results of the company and on a rating of “satisfactory” with respect to his individual performance for such year and paid at such time as bonuses are generally paid to executives for such year. Assuming Mr. Dandeneau was terminated by the company without cause on June 30, 2007, he would have been entitled to aggregate benefits under his employment agreement valued at $107,173.

Marcy F. Macdonald. On July 23, 2003, we entered into an Employment Agreement (the “2003 Macdonald Agreement”) with Marcy F. Macdonald. The 2003 Macdonald Agreement provided for Ms. Macdonald’s role as our Vice President, Human Resources. Effective September 10, 2007, we

entered into an Amended and Restated Employment Agreement (the “2007 Macdonald Agreement”) with Ms. Macdonald replacing the 2003 Macdonald Agreement.

The 2003 Macdonald Agreement provided for Ms. Macdonald to (i) receive a base salary of $151,575; (ii) receive an annual target bonus of 35% of her annual base salary; (iii) receive an automobile allowance of $350 per month and (iv) receive certain other fringe benefits and perquisites as set forth in the 2003 Macdonald Agreement. The 2003 Macdonald Agreement provided for an initial term that ended on July 22, 2004, and then automatically renewed for successive one-year periods unless or until Ms. Macdonald or the company gave notice of her or its intention not to renew. The 2003 Macdonald Agreement provided that if we elected not to renew the Employment Agreement at the end of any one-year term, then we would pay to Ms. Macdonald her base salary for a period of 6 months following the termination of the Employment Agreement, as and when the same would otherwise be due, including continuation of employee health insurance as provided to active employees, and an amount equal to 50% of her target bonus as then in effect, in one lump sum, unless such non-renewal by the company was for cause.

The 2003 Macdonald Agreement further provided that, in the event Ms. Macdonald’s employment were terminated (a) by us without cause (other than at the end of any term), or (b) by Ms. Macdonald for “Good Reason,” (as defined in the agreement) Ms. Macdonald would become entitled to a lump-sum payment equal to the sum of (i) 50% of her annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs, together with continued participation in the company’s health plans for 6 months. Assuming Ms. Macdonald was terminated by the company without cause on June 30, 2007, she would have been entitled to aggregate benefits under her employment agreement valued at $139,412.

The 2003 Macdonald Agreement further provided that, in the event Ms. Macdonald’s employment were terminated following a change in control by Ms. Macdonald for “Change in Control Good Reason,” (as defined in the agreement) Ms. Macdonald would become entitled to a lump-sum payment equal to the sum of (i) 50% of her annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs, together with continued participation in the company’s health plans for 12 months.

The 2007 Macdonald Agreement, replaces in its entirety the 2003 Macdonald Agreement. Pursuant to the 2007 Macdonald Agreement, (i) Ms. Macdonald’s annual base salary was increased to $184,248, (ii) her target bonus was increased to 45% of annual base salary, (iii) she is eligible to receive up to 40,000 stock options per year pursuant to incentive compensation plans of the company (iv) the payment due to Ms. Macdonald upon termination for “Good Reason” or without cause following a change in control was increased to (A) 100% of her annual salary at the rate in effect immediately prior to the date of termination, plus (B) 75% of the bonus otherwise payable for the fiscal year during which termination occurs and (v) certain changes were made for the purpose of compliance with Section 409A of the Internal Revenue Code. Specifically, the changes eliminate the one year term of employment and annual renewal feature together with the related severance payments upon failure to renew. The 2007 Macdonald Agreement may be terminated at any time subject to the severance provisions provided therein. In addition, the six months of salary payments due upon termination of Ms. Macdonald due to disability is now payable in a lump sum, rather than over a six month period, if such termination takes place on or after January 1, 2008. The amendments effected by the 2007 Macdonald Agreement also make certain technical changes to comply with Code Section 409A that do not alter the scope of payments under the 2003 Macdonald Agreement. Except for the foregoing changes, the material terms of the 2007 Macdonald Agreement are the substantially the same as those of the 2003 Macdonald Agreement. Assuming Ms. Macdonald terminated her agreement for a Change in Control Good Reason on June 30, 2007 pursuant to the terms of the 2007 Macdonald Agreement, she would have been entitled to aggregate benefits under her employment agreement valued at $258,096.

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of three independent non-employee directors, has formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of Memry Corporation, principally by setting overall compensation at the median of the marketplace through a combination of (1) base salaries, (2) annual incentive opportunities and (3) a significant long term incentive opportunity for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders’ interests. Five key principles serve as the guiding framework for compensation decisions for all employees of Memry Corporation:

  To attract and retain the most highly qualified management and employee team.

  To pay competitively compared to similar medical technology companies.

  To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

  To motivate senior executives to achieve Memry Corporation’s annual and long-term business goals by providing equity-based incentive opportunities.

  To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentives, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary. We will seek to maintain levels of compensation that are competitive with similar medical technology companies. Base salary represents the fixed component of the executive compensation program. Memry Corporation’s philosophy regarding base salaries is to maintain salaries for the aggregate officer group near the competitive industry median. Base salaries for our executive officers are determined, in part, through general geographic market conditions and comparisons with companies in the same or similar industries and other companies with which we compete for personnel. Additionally, other factors are considered such as individual experience and performance and overall corporate performance. Each executive’s base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on factors including the individual’s contribution over the preceding year, a change in the individual’s responsibilities over the preceding year, any change in median competitive pay levels, or a general increase in the cost of living. We believe that base salary for fiscal 2007 for our chief executive officer and for the other executive officers was generally at the competitive industry median.

Our Compensation Committee reviews, on an annual basis, the individual performance of each executive officer. The executive’s performance is reviewed on the basis of his or her performance against pre-established objectives and company financial performance. At its annual performance review meeting, the Compensation Committee determines the appropriate increase to the executive’s base pay, taking into consideration performance, retention and competitive compensation considerations. The executive’s compensation level as it relates to comparable positions in other organizations of similar size in markets in which the company competes are also reviewed. During fiscal 2007, the company’s overall budget for base salary increases was 4%. Any merit increase awarded varied by each individual’s performance. Specifically, effective July 1, 2007, the named executive officers received base salary increases as follows: Mr. Belcher - 4%; Mr. Tulumaris- 4%; Mr. Dandeneau - 4%; Mr. Sowerby - 4.8%; and Ms. Macdonald - 4.2%.

Annual Incentive Program. Annual cash incentive payments are paid to our executive officers based upon both corporate performance in the prior year and the performance of the executive officer, such performance measured against criteria that are established by the Compensation Committee and communicated to the executives during the fiscal year. The Compensation Committee also makes a tentative determination early in the fiscal year as to the aggregate amount of bonuses that will be paid to our employees at the end of the fiscal year based upon various corporate results (usually based upon EBITDA or adjusted EBITDA). Following the end of the fiscal year, the Compensation Committee determines the incentive payments paid to our executives with respect to the prior fiscal year.

For fiscal 2007 the company performance target was the achievement of a specific threshold of earnings before income taxes, net interest expense, depreciation and amortization (EBITDA) subject to certain adjustments (adjusted EBITDA). We defined adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that were deemed infrequent in occurrence or not indicative of the company’s continuing operating performance and cash flows. EBITDA and adjusted EBITDA are financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). Attainment of this adjusted EBITDA target would have resulted in the executive officers receiving 100% of their target bonus. The maximum payment provided for under the terms of our incentive plan is capped at 120% of target adjusted EBITDA which would fund a payment equal to 200% of the executive’s target bonus. The minimum adjusted EBITDA required to fund an incentive pool for the executive officers was 85% of target adjusted EBITDA. During fiscal 2007 the level of corporate performance was not sufficient to fund payments under the incentive plan. However, in light of a number of factors, including the significant role the payment of a bonus has in the retention of current talent and the recruiting efforts of the company, the Compensation Committee authorized an aggregate discretionary bonus pool of $220,000 and payments were made from this pool to fifteen senior employees, including the named executive officers, on the basis of their individual levels of achievement with respect to personal goals.

Long-Term Incentives. The Compensation Committee believes that equity compensation should be emphasized in the compensation of executive officers because it is directly linked to the interests of our stockholders. Our equity incentives to executive officers have been in the form of stock option grants. Stock options are issued at an exercise price equal to the fair market value on the date of grant and will vest in equal installments over a specified period. Such stock options become valuable only if the executive officer receiving the option continues to be employed by us and the stock price of our common stock subsequently increases.

Stock option awards for our executive officers are typically granted on an annual basis, at the discretion of the Compensation Committee. These awards are determined, in part, through comparisons of each individual position within companies in the same or similar industries and other companies with which we compete for personnel. Stock options may also be awarded in the event of a promotion or significant change in professional responsibilities for the executive. For fiscal year 2007 the awards were issued in September 2006 based on the grant levels defined by the above-referenced analysis as reflected in each executive’s employment agreement.

In addition, stock option grants were made to Mr. Belcher and Mr. Tulumaris in July 2006 in recognition of the additional responsibilities assumed in connection with their promotions to Chief Executive Officer and President, respectively. While competitive considerations influence the amount of stock options awarded, the financial considerations, and impact such awards will have on the financial performance of the company are likewise reviewed in the administration of our program. The company believes that the level of compensation for its senior executives in the form of equity awards is below the competitive industry median.

Other Benefits. Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide an automobile allowance to executive officers.

In August 2007, the Compensation Committee retained Mercer Consulting to assess the competitiveness of all components of the executive compensation package. This analysis will be used to assess future adjustments to executive compensation.

Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four other most highly compensated executive officers, but does allow a deduction for “performance-based compensation” the material terms of which are disclosed to and approved by stockholders. We believe our current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is our intent to modify, when necessary, compensation plans for our executive officers so that our federal tax deduction is maximized. Because we believe that the use of prudent judgment in determining pay levels is in the best interests of Memry and its stockholders, under some circumstances we may determine to pay amounts of compensation that may not be fully deductible. We reserve the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the company and to reward executives for outstanding performance, while taking into consideration the financial impact of such actions.

Compensation Disclosure Tables

Summary Compensation Table. The following table (Table I) shows all compensation paid or granted, during or with respect to the 2007 fiscal year to the chief executive officer, the chief financial officer and to the three other highest paid executive officers for services rendered to Memry Corporation and its subsidiaries during 2007. (Persons in this group are referred to individually as a “named executive officer” and collectively as the “named executive officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2007 fiscal year.)

TABLE I
FISCAL 2007 SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(a)	($)	($)	($)(b)	($)
Robert P. Belcher	2007	285,557	14,578	0	97,273	0	0	21,000	418,408
Chief Executive
Officer

Dean J. Tulumaris	2007	220,350	16,774	0	72,429	0	0	2,319	311,872
President and Chief
Operating Officer

James V. Dandeneau	2007	213,134	16,000	0	19,176	0	0	3,000	251,310
President, Putnam
Plastics Division

Richard F. Sowerby (c)	2007	168,750	50,000	0	19,293	0	0	3,554	241,597
Chief Financial Officer
and Treasurer

Marcy F. Macdonald	2007	174,658	19,120	0	17,180	0	0	4,171	215,129
Vice President –
Human Resources and
Corporate Secretary
____________________

(a)	Dollar amounts with regard to option grants for each individual are those recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R) disregarding the estimate of forfeitures related to service-based vesting conditions. The amounts set forth herein are based on a Black-Scholes calculation. For a further discussion of the assumptions underlying these amounts, reference is made to the footnotes to Memry Corporation’s financial statements set forth in Form 10-K for the fiscal year ended June 30, 2007.

(b)	Amount shown for Mr. Belcher reflects a car allowance of $6,000 and a cash payment of $15,000, which is intended to be invested by Mr. Belcher at his discretion for retirement planning. Amounts shown for Mr. Dandeneau, Mr. Sowerby and Ms. Macdonald represent car allowances. The amount shown for Mr. Tulumaris is for the taxable benefit realized from a car leased by the company for Mr. Tulumaris.

(c)	Mr. Sowerby joined Memry as Chief Financial Officer on August 14, 2006.

Grants of Plan-Based Awards Table. The following table (Table II) shows all plan-based equity and non-equity grants made by Memry Corporation during the 2007 fiscal year to the named executive officers. Equity awards described in the table below represent grants of stock options vesting in equal installments over a 4 year period (from the grant date). Non-equity grants represent cash bonus opportunities as described in “Compensation Discussion and Analysis” herein.

TABLE II
FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

					All Other	All Other
					Stock	Awards:		Grant
		Estimated Future Payouts			Awards:	Number of	Exercise	Date Fair
		Under Non-Equity Incentive			Number	Securities	or Base	Value of
		Plan Awards			of Shares	Under-	Price of	Stock and
					of Stock	lying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#) (a)	($/sh)	($)
Robert P. Belcher		0	171,510	343,020	—	—	—	—
	7/20/06	—	—	—	—	50,000	2.50	71,135
	9/25/06	—	—	—	—	175,000	1.79	176,523

Dean J. Tulumaris		0	110,175	220,350	—	—	—	—
	7/20/06	—	—	—	—	50,000	2.50	71,135
	9/25/06	—	—	—	—	100,000	1.79	100,870

James V. Dandeneau		0	95,945	191,890	—	—	—	—
	9/25/06	—	—	—	—	40,000	1.79	40,348

Richard F. Sowerby		0	87,750	175,500	—	—	—	—
	9/25/06	—	—	—	—	100,000	1.79	100,870

Marcy F. Macdonald		0	61,878	123,756	—	—	—	—
	9/25/06	—	—	—	—	45,000	1.79	45,392
____________________

(a)	The indicated options were granted under the 1997 Long-Term Incentive Plan, have a ten-year term and vest in four equal annual installments.

Outstanding Equity Awards at Fiscal Year-End Table. Shown in Table III below is information with respect to outstanding equity-based awards (consisting solely of unexercised options to purchase Memry Corporation common stock) held by the named executive officers at June 30, 2007. No options to purchase common stock were exercised in fiscal year 2007 by these persons.

TABLE III
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or Units	of Shares or
	Unexercised	Unexercised	Option	Option	of Stock That	Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable(a)	Price ($)	Date	Vested (#)	Vested ($)
Robert P. Belcher	125,000	0	2.00	10/1/2009
	23,000	0	2.81	5/11/2010
	40,000	0	1.10	5/14/2011
	100,000	0	0.91	9/5/2011
	40,000	0	2.20	5/28/2012
	40,000	0	1.03	5/21/2013
	30,000	10,000	1.74	5/18/2014
	50,000	50,000	1.40	7/21/2014
	0	18,333	2.38	7/28/2015
	12,500	37,500	1.90	1/19/2016
	0	50,000	2.50	7/20/2016
	0	175,000	1.79	9/25/2016	0	0

James V. Dandeneau	20,000	20,000	2.40	11/9/2014
	0	13,333	2.38	7/28/2015
	0	40,000	1.79	9/25/2016	0	0

Dean J. Tulumaris	60,000	0	1.47	11/6/2012
	25,000	0	1.03	5/21/2013
	75,000	25,000	1.74	5/18/2014
	20,000	20,000	1.66	5/26/2015
	0	13,333	2.38	7/28/2015
	0	50,000	2.50	7/20/2016
	0	100,000	1.79	9/25/2016	0	0

Richard F. Sowerby	0	100,000	1.79	9/25/2016	0	0

Marcy F. Macdonald	30,000	0	3.06	3/21/2010
	3,800	0	2.81	5/11/2010
	25,000	0	2.20	5/28/2012
	20,000	0	1.67	7/1/2012
	25,000	0	1.03	5/21/2013
	18,750	6,250	1.74	5/18/2014
	0	8,333	2.38	7/28/2015
	0	45,000	1.79	9/25/2016	0	0
____________________

(a)	All options listed in the table (other than those which expire on July 28, 2015) vest in four equal installments from the grant date, which in each case is ten years prior to the expiration date. Options listed in the table that expire on July 28, 2015 vest in their entirety on July 28, 2008 solely upon achievement of certain performance targets.

Equity Compensation Plan Table. The following table (Table IV) sets forth general information concerning our equity compensation plans as of June 30, 2007.

TABLE IV
EQUITY COMPENSATION PLAN INFORMATION AT JUNE 30, 2007

			Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	issuance under equity
	be issued upon exercise	outstanding options,	compensation plans
	of outstanding options,	warrants and rights	(excluding securities
	warrants and rights	($)	reflected in column (b))
Plan Category (col. a)	(col. b)	(col. c)	(col. d)
Equity compensation plans
approved by security holders	3,247,610	$1.87	4,433,242 (1)
Equity compensation plans not
approved by security holders	0	0	0

Total	3,247,610	$1.87	4,433,242
____________________

(1)     Shares available for issuance pursuant to the 2006 Long-Term Incentive Plan.

Compensation Committee Report

The Compensation Committee is comprised of three independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer Memry Corporation’s executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

In this context, the Compensation Committee has reviewed and discussed with management the section of this proxy statement above entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee recommended to the board of directors, and the board has approved, that the Compensation Discussion and Analysis be incorporated by reference into Memry Corporation’s annual report on SEC Form 10-K for the year ended June 30, 2007.

Compensation Committee
of the Board of Directors

– Michel de Beaumont, Chairman
– Kempton J. Coady, III
– Dr. Edwin Snape

Audit Committee Report

The Audit Committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process of the company including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, the company’s independent registered public accounting firm responsible for expressing a report on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, and such matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the company’s management and independent registered public accounting firm the overall scope and plans for the company’s annual audit. The Audit Committee met with the independent registered public accounting firm to discuss the results of its audit along with management’s responses to significant matters.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

– Carmen L. Diersen, Chairman
– W. Andrew Krusen, Jr.
– Francois Marchal

Independent Registered Public Accounting Firm

The Audit Committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. We do not submit the appointment of our independent registered public accounting firm for approval by stockholders since such approval is not required by law or by our certificate of incorporation or bylaws.

Audit Fees

Aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q were $375,000 and $266,000 for the fiscal years ended June 30, 2007 and 2006, respectively. These fees are recorded on an accrual basis with estimates for additional fees and out-of-pocket expenses. Audit fees include reviewing the annual report to shareholders, the proxy statement, all other filings with the Securities and Exchange Commission, and professional services provided in connection with the assessment of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not disclosed under “Audit Fees” above were $4,000 and $0 for the fiscal years ended June 30, 2007 and 2006, respectively. These fees during fiscal 2007 were for audit-type services performed that were not undertaken in order for Deloitte & Touche LLP to issue its audit opinion or complete its quarterly reviews.

Tax Fees

Aggregate fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice and tax planning were $0 and $43,000 for the fiscal years ended June 30, 2007 and 2006, respectively. In fiscal 2007, we engaged another professional firm to perform these services.

All Other Fees

Aggregate fees billed by Deloitte & Touche LLP for all other products and services provided to Memry Corporation were $2,000 and $7,000 for the fiscal years ended June 30, 2007 and 2006, respectively. All Other Fees for fiscal 2006 were primarily related to the retirement of our former chief executive officer. All Other Fees also include the purchase of a license to access the Deloitte Accounting Research Tool (DART). The Audit Committee pre-approved all non-audit services pursuant to Rule 210.2-01(c)(7)(i)(C) of the Securities and Exchange Commission’s Regulation S-X, as amended.

ADDITIONAL INFORMATION

Certain Transactions

Following our acquisition of Putnam Plastics Corporation in November 2004, we entered into agreements with James V. Dandeneau, formerly the sole shareholder of Putnam Plastics Corporation. Mr. Dandeneau is currently the President of our Putnam Plastics Division and serves on our board of directors. We entered into a lease for Putnam’s manufacturing facility located in Dayville, Connecticut in which Mr. Dandeneau is the lessor. The monthly rent of $18,000 is based on an independent appraisal. In addition, we are leasing 2,012 square feet of warehousing space from Mr. Dandeneau on a month-to-month basis. Total rent paid to Mr. Dandeneau was $228,000 and $228,000 during the years ended June 30, 2007 and 2006, respectively. Mr. Dandeneau is also is a 50% shareholder of one of our suppliers and customers. Purchases from this company were $502,000 and $384,000 during the years ended June 30, 2007 and 2006, respectively. Sales to this company were $1,000 and $4,000 during the years ended June 30, 2007 and 2006, respectively. Additionally, during the year ended June 30, 2006, we sold equipment to this company for $6,000 and recognized a gain of $4,000. As of June 30, 2007 and 2006, we owed $57,000 and $26,000, respectively, to this company.

Other than as set forth in our Code of Conduct and Ethics, our board does not have a specific policy regarding review of transactions involving directors, management or other related parties. However, we discourage such transactions and have historically limited the approval of any such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of our board.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Memry Corporation common stock held of record, and we will reimburse these brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Memry Corporation. In addition, we have retained Morrow & Co. to act as solicitors with respect to the annual meeting for a fee of $3,500 plus out-of-pocket expenses.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Marcy F. Macdonald
Secretary

AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038
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MEMRY CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

Vote on Directors

1.	Election of Directors:

	NOMINEES:	(01)	Michel de Beaumont
		(02)	Robert P. Belcher
		(03)	Kempton J. Coady, III
		(04)	James V. Dandeneau
		(05)	Carmen L. Diersen
		(06)	W. Andrew Krusen, Jr.
		(07)	Francois Marchal
		(08)	Dr. Edwin Snape

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☐	☐	☐
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

MEMRY CORPORATION

November 29, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

MEMRY CORPORATION
PROXY FOR ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all previous proxies, hereby appoints Robert P. Belcher and Marcy F. Macdonald, Esq., or either of them (the “Proxies”), as attorneys and Proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy or in their discretion upon such other matters as may properly come before the meeting, all of the shares of Common Stock of Memry Corporation (the “Company”), registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 29, 2007 and at any adjournment thereof.

     The shares represented hereby will be voted as directed by this Proxy. If no direction is made, the Proxies will vote such shares FOR the election of all nominees for director listed under Proposal No. 1.

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